Exhibit 10.4

THIRD AMENDMENT TO AMENDED AND

RESTATED PROMOTIONAL AGREEMENT

BETWEEN MARRIOTT REWARDS, LLC

AND SKYMALL VENTURES, INC.

This Amendment ("Amendment") is entered into as of this 9th day of December, 2011 by and between MARRIOTT REWARDS, LLC ("Marriott Rewards") and SKYMALL VENTURES, INC. "SkyMall").

RECITALS

1.
Marriott Rewards and SkyMall have entered into that certain. Amended and Restated Promotional Agreement effective as of January 1st, 2007 as amended by that certain First Amendment, dated as of April 3rd, 2008 and the Second Amendment, dated as of December, 2010 (the Amended and Restated Promotional Agreement as amended by the First Amendment and the Second Amendment, is herein referred to as the "Promotional Agreement").

2.	Marriott Rewards and SkyMall desire to extend the terms of the Promotional Agreement and make other amendments thereto as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. Unless otherwise defined herein, all capitalized terms in this Amendment will have the meaning given to them in the Promotional Agreement.

2.	Amendments to Promotional Agreement. The Promotional Agreement is hereby amended as set forth below:

a. Section 1. REPRESENTATIONS AND WARRANTIES will be amended by inserting the following paragraph at the end of such Section:

"Without limiting the foregoing representations and warranties, SkyMall represents, warrants and covenants that its activities pursuant to the Agreement as amended including without limitation its activities related to compilation of lists, solicitation and handling of opt-ins, and opt-outs, and sending of email messages, comply with all applicable law, including, without limitation, the CAN-SPAM Act of 2003. In the event SkyMall has or will obtain an email list(s) from any third party, SkyMall represents, warrants and covenants that it has or will have at the time of its receipt of such email list the legal right to provide such email list(s) to Marriott hereunder and has obtained or will obtain at the time of its receipt of such email list(s) a warranty from the third party that the email list complies with applicable law."

b.	Section 3 ACCESS TO MARRIOTT /REWARDS DATA will be amended by inserting immediately before Section 3.G. Virus, the following new Section F-1:

"F-1 Promotional Emails and Opt in/Opt Out Rights for Marriott Rewards Members.

i. SkyMall will provide capabilities on the SkyMall/Marriott Rewards website (https://www.skymall.com/mr/dept.htm) to enable Marriott Rewards members to opt-in or opt-out of receiving SkyMall email and offers. These capabilities will include the following:

•	An opt-in form on the https://www.skymall.com/mr/dept.htm home page. A design will be created to match the design style of the Marriott Rewards site.

•	An opt-in form on the passenger preferences page of the SkyMall/Marriott Rewards site (2 clicks after a Merchandise search).

•	An opt-in form on the passenger information page (the second to last step of an online purchase of Merchandise)

•
SkyMall may implement sign:-up forms on other. pages and placements to improve visibility to visitors on https://skymall.come/mr/dept.htm subject to first receiving express written permission from Marriott Rewards. https://www.skymall.com/mr/dept.htm

•
Subscribers choosing to unsubscribe to SkyMall emails through the link provided in the co-branded and non co-branded emails will be removed from SkyMall's email list within one (1) business day of opting out.

ii.
SkyMall will be limited to sending six (6) co-branded emails annually to Marriott Rewards members who opt in to receive emails from SkyMall. Such solicitations must be reviewed and approved in writing by Marriott Rewards in each instance. Marriott Rewards will be given a minimum of five (5) business days for review. SkyMall will be required to provide Marriott Rewards with a list of email addresses exactly three (3) business days prior to the email campaign deployment date. Marriott Rewards will scrub the list against Marriott Rewards' opt-out and suppression files, store it in Marriott Rewards' contact history and provide SkyMall with a clean list reflecting mailing addresses. SkyMall will have three (3) business days to use the clean mailing file to launch the campaign or will be required to submit a new list to be scrubbed. SkyMall will also include a Marriott Rewards and SkyMall "unsubscribe" link in all co-branded emails.

iii.
All information regarding Marriott Rewards members gathered by SkyMall under the above-referenced opt-in and opt-out process will be considered Marriott Rewards Data and is considered Marriott Rewards Confidential Information under the terms of the Agreement. SkyMall shall not sell or disseminate a list compiled specifically targeting Marriott Rewards members for any products or services, or specifically target Marriott Rewards members for any products or services, except as the parties may mutually agree in writing.

iv.
Marriott Rewards may withdraw its consent to the email program described in this Section and direct SkyMall to cease such program (including without limitation requesting opt-ins/opt-outs and sending quarterly co-branded and weekly non cobranded emails) by providing sixty (60) days written notice to SkyMall. SkyMall shall cease the email program described in this Section within sixty (60) days after receipt of such written notice from Marriott Rewards members.

c. Section 4. Term and Termination is hereby amended as follows:

The date "December 31, 2011" in the first sentence of Section 4 is hereby changed to "March 31, 2015."

d. Section 6. A. SkyMall's Indemnification of Marriott Rewards  is hereby amended as following:

Clause (i): is hereby changed by deleting such clause and inserting the following in lieu thereof:

"(i) SkyMall's performance or non-performance under the terms of this Agreement including , without limitation, any failure of SkyMall to pay all Sales Tax under Section 10 hereof, whether such performance or non-performance is by SkyMall or by or through any contractor, agent, third party used by SkyMall;"

e. Section 7. RELATIONSHIP OF THE PARTIES. is hereby amended as follow:

i)	The second sentence of the Section will be deleted in its entirety and the following inserted in lieu thereof:

"Marriott Rewards may forward at its option, inquiries from third parties that wish to offer non-Marriott-branded Merchandise for Marriott-Rewards point redemption to SkyMall, if Marriott Rewards is interested in offering such Merchandise."

ii)	In the last sentence of Section 7, clause (iii) is amended by deleting such text in its entirety and inserting the following in lieu thereof:

"(iii) to establish other merchandise redemption programs with other partners or vendors,"

f. Section 10. COOPERATION/SALES TAX. is amended by inserting the following at the end of Section 10:

Notwithstanding the foregoing, commencing on October 20, 2011, the previous provisions of Section 10 will not apply and SkyMall will assume responsibility for filing forms and remitting sales taxes in the 50 United States and Puerto Rico, where applicable based on all transactions with Marriott Rewards, regardless of either party's nexus status. SkyMall agrees that it may thereafter be filing in states where SkyMall does not have substantial, nexus or a direct obligation to remit taxes. SkyMall agrees that Marriott Rewards will cease its self-assessment of use tax and related tax form filing on SkyMall transactions in Maryland and Utah on October 20, 2011.

g. Section C of EXHIBIT A, Pricing and Invoicing will be amended by inserting the following text immediately after the fourth paragraph:

"On October 20, 2011, The pricing of all items on the Marriott Rewards site will change from the current model to a new pricing model wherein the price will be equal to the [**] on such product for the 50 United States plus Puerto Rico plus the [**] United States plus Puerto rounded up to the nearest [**] price point times [**] points. Such calculation to be restated as follows: [**] + [**] for all 50 United States plus Puerto Rico + [**] to all 50 United States plus Puerto Rico = X price, then X price will be rounded up to the nearest [**] dollar price point and multiplied by [**] points. Example: Item is [**]= [**] to [**].

Notwithstanding the above pricing calculation, SkyMall will be responsible for calculating and remitting the proper amount of tax due in all 50 United States and Puerto Rico, where applicable, which may be different from the average tax amount included in the pricing model. The average tax rate is to be agreed-upon by both parties and revisited on each anniversary of the Effective Date."

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

h. Section E of EXHIBIT A, THE PARTIES' OBLIGATIONS is hereby amended as followed:

i)	The title of Section E is hereby amended by renaming the title of Section E: "Processing of Orders, Replacement, Returns and Guaranties."

ii)	The following two new paragraphs will be inserted immediately before the final paragraph of Section E:

"In arranging for any replacement of Purchased Merchandise, SkyMall will ship replacement items without waiting to receive the replaced Purchased Merchandise from the customer.

In addition to any other guaranty provided by SkyMall or any of its vendors, all Marriott Rewards customers will receive a [**] Marriott Rewards customer to enjoy that all Merchandise and services offered will be [**] by a [**] where a customer may arrange for the [**] or [**] of any Merchandise within [**] of the customer's receipt of such Merchandise."

i. Section K of EXHIBIT A, Redemption, Promotions and Communications, is hereby amended to add the following sentence at the end of K.12. "For so long as SkyMall has a catalog in development and for six months from the mailing date of such catalog, Marriott agrees that it will not offer online or catalogue Merchandise (as defined in the second Whereas clause hereof as merchandise and tickets offered through the SkyMall website and catalogues) to Marriott Rewards customers located in the United States or Puerto Rico, except through websites and phone numbers relating to such SkyMall catalog."

j. Section L of EXHIBIT A, Earnings is hereby amended by amending the chart in such section by deleting it in its entirety and inserting the following in lieu thereof:

[**] Rewards Points	January 1 — December 31, 2008
[**] Rewards Points	January 1 — December 31, 2009
[**] Rewards Points	January 1 — December 31, 2010
[**] Rewards Points*	January 1, 2011 — Termination of agreement

*Commencing on October 20, 2011, Rewards Points purchased by SkyMall for non-promotional activities utilized to ameliorate customer service issues based on approval from Marriott Rewards, will be sold by Marriott Rewards to SkyMall for [**] Rewards Points. However, such lower Service Mitigation Price may be increased by Marriott upon 30 days prior written notice."

k. Immediately after Section K-A of Exhibit A, insert the following Section K-B:

"K-B. Additional Services and Building out of Platform:

Commencing on October 20, 2011, SkyMall will effect the following changes to the program:

A.	The price of each product will include the standardized and [**] for [**] across the continental US, Hawaii, Alaska, and Puerto Rico.

B.
SkyMall will include in the cost of each product the [**] based on the taxes required to be paid on Merchandise purchases by SkyMall and Marriott Rewards and SkyMall will pay the states for all taxes collected.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C.
In lieu of the financial provisions of Section K.12, SkyMall will support all costs associated with a minimum of [**] catalogs annually to Marriott Rewards members that will target [**] of our highest valued members for each mailing (a total of [**] catalogs mailed per year).

Commencing on October 20, 2011 with a target completion between July and November 2012, SkyMall will promptly create the following Website and related solutions:

A.	SkyMall will create a website that permits Marriott Rewards members in the U.S. to purchase Merchandise for cash and points
B.	SkyMall will implement Single Sign on to their current web site from Marketing Systems within Marriott Rewards IR.

C.	SkyMall will have the option to offer Merchandise to Marriott Rewards members by email subject to the opt-in/opt out policy set forth in Section 3 Al hereof

D.
SkyMall will offer Merchandise for a combination cash and Rewards points, offering a wide variety of products for purchase including electronics, cameras, house wares, sports related items, luggage, jewelry, watches, music CDs, DVDs, books, and downloads of music singles, albums and collections.

E.
SkyMall must implement a cash and points calculator that will allow Marriott Rewards members to adjust the amount of points versus cash they are spending for all the Merchandise purchased in a single transaction (i.e. all products that are purchased).

F.	SkyMall merchandising plan will be reflected on at least a bimonthly update of the SkyMall website with SkyMall's new, unique and most current specials and offerings.

Commencing on October 20, 2011 with a target completion between July and November 2012, SkyMall at its own cost and expense will develop and build an experiential portal ("Once In A Lifetime Portal") that will include offering 'Once in a Lifetime' experiences, adventure tours, world-wide tours, as well as concert and sporting event tickets.

A.
Solution must have interfaces with Concert ticket vendors, display all mutually agreed upon sport and concert facilities in the US .and offer tickets for such events for combinations of Marriott Rewards points and cash.

B.	Solution must have interfaces with Adventure and City Tour aggregators to provide tours for cash and points.

C.	Solution should provide members with the ability to support both Green and Charitable Giving programs.

D.	Solution must have a capability to support online auctions.

E.	Solution must have a capability to support 'lottery' type functions where members will be allowed to enter a lottery to determine who will win the 'Once in a Lifetime' opportunity.

F.
The lottery solution needs to ensure the process is meeting all legal guidelines governing such a sweepstakes/lottery solution. The lottery and auction capability will include the ability to process cash and points.

G.	The auction capability will include the ability to process points received, convert to cash, and allow the member to donate to charitable causes.

H.	Solution should be integrated with real time points status, reflecting recent debits and credits and require a single sign on.
I.	Solution should be able to support credits via a nightly batch process.
J.	Solution must be able to integrate with our internal Brandwork system via web services to pass information on offers and content to the vendor's environment.
K.	The visual design for the experiential portal may be developed internally by Marriott Rewards' eCommerce group.
L.
The internal design will be set up with size constraints for placement of content items on the site such that art and content can be developed externally from the vendor and submitted for inclusion on the site.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

M.	Solution must also be able to support content creation for 'Once in a Lifetime' opportunities that are sourced from the vendors rather than from Marriott Rewards.
N.
Additionally, the vendor must have the capability to support receiving content from external agencies. Manual solutions like email will be acceptable since we will use external agencies less frequently than other sources for 'Once in a Lifetime' Opportunities.

O.
Website will contain a feed of comments from Marriott Reward members via integration with Marriott Reward's insiders Social Media Blog channel. The integration could leverage the Brandworks or use other communication methods like RSS.

P.
On Marriott Rewards prior written consent, SkyMall will have the option to have portions of the experiential offering to be built and supported by third parties based on written agreement between such vendor and SkyMall."

l. In Exhibit A, Section S [**] will be amended by renaming the section [**] and inserting the following at the end of such section:

"The foregoing program for [**] will be modified effective October 20, 2011 and net earnings for the sales period January 1, 2011 through October 19, 2011 using the calculations set forth above will be paid out on or before January 30, 2012.

Commencing on October 20, 2011, SkyMall will process Marriott Rewards amounts on the dates set forth in sections x through y below:

x) Commencing on October 20, 2011, Marriott Rewards receive from SkyMall a [**] on all [**] of Merchandise and all [**] except for [**] cards) to be allocated as provided in y) below.

y) Marriott Rewards [**] will be modified to occur twice yearly as reflected in the chart below:

Sales Period	[**] Date
October 20, 2011- March 31, 2012	April 30, 3012
April 30, 2012-September 30, 2012	October 31, 2012
October 1, of 2012 and October 1 of all subsequent years through March 31st of the following year.	The end of the month immediately following the month after the Total Sales Period, i.e. April 30.
April 1, 2013 and April 1 of all subsequent years through September 30 of such year.	The end of the month immediately following the Sales period, i.e. October 31 of such year.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The [**] will be used in part to [**] of SkyMall's Resources used for the operational support of Marriott Rewards' new Once in A Lifetime Portal and Experiential website and [**] for the 'Once in a Lifetime' events that will be offered from time to time to Marriott Rewards members. As used in the preceding sentence, SkyMall Resources shall include (i) all [**]  relating to the operation and support of the Once in a Lifetime Portal and Experiential website, such as [**] to third parties, and (ii) all SkyMall [**] in providing such operational support, including [**] of SkyMall staff, provided that the items in (i) and (ii) are mutually agreed upon in advance by the parties from time to time, and will not include the [**] develop and build the Once in a Lifetime Portal and Experiential website. The parties agree to establish an estimated project to [**] based on expected [**] for the Once in a Lifetime Portal and Experiential website and will endeavor in good faith to manage within such budget. If total [**] amounts exceed the [**] incurred by Marriott Rewards and SkyMall in the development of the Once in A Lifetime Portal and Experiential website, then [**] will be paid by SkyMall to Marriott Rewards as a [**]. SkyMall will deduct the [**] for the SkyMall Resources set forth above and any other amounts only as may be mutually agreed by the parties from time to time (including those for marketing programs other than the Once in a Lifetime Portal and Experiential website such as charity redemptions, ratings and reviews for products and similar items) from the [**] and immediately forward the [**] to Marriott Rewards and will provide Marriott Rewards with [**] and upon Marriott Rewards' request, quarterly accounting for the foregoing. In the event this Agreement is terminated for any reason prior to the end of the then current Term, SkyMall agrees to pay to Marriott Rewards the [**] accruing up to the date of termination within [**] after such termination."

3.
Full Force and Effect. Except as expressly amended hereby, all terms, conditions and provisions of the Promotional Agreement will be unaffected by this Amendment and will remain in full force and effect, and, the Promotional Agreement as modified by this Amendment, is hereby acknowledged, ratified and confirmed in all respects by the Parties.

4.
Effective Date of this Amendment.  Although this Agreement is dated as of December 9, 2011, the Parties agree that this Agreement and the amendments contained herein are intended to be and have been in full force and effect as of October 20, 2011.

5.	Miscellaneous. This Amendment will be governed by the substantive laws of the State of Maryland, without regard to its conflict of law principles.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SKYMALL VENTURES, INC. By: /s/ Marie Foster Name: Marie Foster Title: General Manager	MARRIOTT REWARDS, LLC By: /s/ E.R. French Name: E.R. French Title: SVP, Marriott Rewards